Exhibit 10.3

ZALE CORPORATION

2005 OUTSIDE DIRECTORS’ STOCK INCENTIVE PLAN

RESTRICTED STOCK

PLAN AGREEMENT

Participant	Issue Date	Number of Shares	Social Security Number

Grant

Zale Corporation (the “Company”) has issued to the Participant named above, as of the Issue Date, the above number of shares of common stock of the Company (the “Restricted Stock”) subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2005 Outside Directors’ Stock Incentive Plan (the “Plan”).

Issue Date	The Issue Date for the shares of Restricted Stock granted to the Participant pursuant to this Plan Agreement (the “Restricted Shares,” or a “Restricted Share”) shall be the date set forth above.
Issuance of Certificates

Reasonably promptly after the Issue Date, the Company shall cause to be issued a stock certificate, registered in the name of the Participant, evidencing the Restricted Shares; provided, however, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such Restricted Shares. Each such stock certificate shall bear the legend required by Section 8(e) of the Plan. Such legend shall not be removed until such Restricted shares vest pursuant to the terms of this Plan Agreement and the Plan.

The stock certificate issued with respect to the Restricted Shares, together with the stock powers relating to such Restricted Shares, shall be held by the Company.
Vesting Date(s)	The Restricted Shares shall vest in full on the first anniversary of the Issue Date (the “Vesting Date”).
Consequences of Vesting

Upon the vesting of a Restricted Share pursuant to the terms of the Plan and this Plan Agreement, the restrictions set forth below relating to such Restricted Shares shall cease to apply to such Restricted Share. Reasonably promptly after a Restricted Share vests, the Company shall cause to be delivered to the Participant a certificate evidencing such Restricted Share, free of the legend required by Section 8(e) of the Plan. Notwithstanding the foregoing, the Restricted Share still may be subject to restrictions on transfer as a result of applicable securities laws.

Dividends	The Participant shall be entitled to receive dividend payments, if any, with respect to the Restricted Shares.
Restrictions

Prior to the vesting of a Restricted Share, no transfer of the Participant’s rights with respect to such Restricted Share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Share, and all of the rights related thereto, shall be forfeited by the Participant.

Resignation or Removal

Other than Cause - During the 90 days following termination of a Participant’s resignation or removal as a director of the Company for any reason other than Cause, the Company shall have the right to require the return of any Restricted Shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such Restricted Shares.

Cause - In the event of Participant’s resignation or removal as a director of the Company for Cause, all Restricted Shares granted to the Participant which have not vested as of the date of such resignation or removal shall immediately be returned to the Company, together with any dividends paid on such Restricted Shares.

No Section 83(b) Elections

The Participant shall not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (i.e., an election to include in gross income in the year of issuance of the Restricted Shares the amounts specified in such Section 83(b)).

Misc.

Upon the occurrence of a Change in Control, all outstanding Restricted Shares which have not theretofore vested shall immediately vest.

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

Zale Corporation

Authorized Officer

I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.

Participant